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Exhibit 21

SUBSIDIARIES OF WORLDGATE COMMUNICATIONS, Inc.

WorldGate Service, Inc., a Delaware corporation

WorldGate Finance, Inc., a Delaware corporation

WorldGate Acquisition Corp., a Delaware corporation

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  Exhibit 21